Exhibit 99.1
Nurix Therapeutics Reports Second Quarter Fiscal 2023 Financial Results and Provides a Corporate Update
Announced Phase 1b expansion cohorts for NX-2127 in non-Hodgkin’s lymphomas
Presented data highlighting the potent cellular activity of both NX-5948 and NX-2127 against BTKi resistance mutations
Received $20 million licensing payment from Gilead for NX-0479, an oral IRAK4 degrader for the treatment of rheumatoid arthritis and inflammatory diseases
Maintained strong financial position with cash and marketable securities of $308.6 million as of May 31, 2023
San Francisco, CA, July 13, 2023 – Nurix Therapeutics, Inc. (Nasdaq: NRIX), a clinical stage biopharmaceutical company developing targeted protein modulation drugs designed to treat patients with hematologic malignancies and solid tumors, today reported financial results for the fiscal quarter ended May 31, 2023, and provided a corporate update.
“The expansion of our NX-2127 clinical trial in non-Hodgkin’s lymphomas provides an opportunity to identify clinical benefit in a significant patient population,” said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Nurix. “In the second half of 2023, we expect to generate clinical data that will provide additional insight into the potential specific applications of both the NX-5948 and NX-2127 BTK degrader programs while we continue to advance our internal and partnered programs.”
Recent Business Highlights
•Nurix announced the initiation of two additional Phase 1b expansion cohorts in the ongoing Phase 1a/1b trial of NX-2127: In June, Nurix announced the initiation of expansion cohorts in patients with diffuse large B cell lymphoma (DLBCL) and mantle cell lymphoma (MCL). The decision to expand was informed by evolving data from the Phase 1a portion of the trial including a rapid and sustained complete response in a patient with DLBCL, as previously reported.
•Nurix enhanced its cash position with the receipt of $20 million from Gilead: In April, Gilead exercised its option to exclusively license Nurix’s oral IRAK4 degrader, which has potential applications in the treatment of rheumatoid arthritis and other inflammatory diseases. GS-6791/NX-0479 is the first development candidate resulting from the 2019 Nurix-Gilead collaboration to discover, develop and commercialize a pipeline of innovative targeted protein degradation therapies. In addition to the $20 million license fee, Nurix could potentially receive up to an additional $425 million in clinical, regulatory and commercial milestone payments, as well as up to low double-digit tiered royalties on product net sales.
•Nurix presented data at the American Association for Cancer Research (AACR) Annual Meeting for its Bruton’s tyrosine kinase (BTK) Targeted Protein Degraders, NX-5948 and NX-2127: In April, Nurix presented preclinical data demonstrating the potent tumor cell-killing activity of Nurix’s BTK degraders, NX-5948 and NX-2127, against a broad range of acquired BTK inhibitor resistance mutations and their superiority compared with other reported BTK degraders. For NX-2127, the structure was disclosed to the broader oncology audience following its initial disclosure in an oral presentation at the American Chemical Society Spring 2023 meeting in March.
•Nurix presented additional data for NX-5948 and NX-2127 at the International Conference on Malignant Lymphoma (ICML): In June, Nurix presented early clinical PK/PD data from the Phase 1a trial of NX-5948 demonstrating rapid, robust and sustained BTK degradation and supporting ongoing investigation in B-cell malignancies and continuing dose escalation. Nurix also presented preclinical data demonstrating the potential utility of NX-5948 in addressing the unmet need in patients with central nervous system (CNS) lymphoma. For NX-2127, early clinical data, including a rapid and sustained complete response, informed Nurix’s Phase 1b dose expansion plans in that trial in patients with DLBCL and MCL.

Upcoming Program Highlights*
•NX-2127: Nurix’s lead drug candidate from its protein degradation portfolio, NX-2127, is an orally bioavailable degrader of BTK with immunomodulatory activity for the treatment of patients with relapsed or refractory B-cell malignancies. Nurix is conducting a Phase 1 clinical trial of NX-2127, which now includes three Phase 1b expansion cohorts in patients with chronic lymphocytic leukemia (CLL), DLBCL and MCL. Nurix anticipates presenting additional clinical results from this ongoing trial in the second half of 2023. Nurix also anticipates defining a regulatory strategy for NX-2127 in the second half of 2023 based on emerging clinical data and feedback from the FDA. Additional information on the clinical trial can be accessed at www.clinicaltrials.gov (NCT04830137).
•NX-5948: Nurix’s second drug candidate from its protein degradation portfolio, NX-5948, is an orally bioavailable degrader of BTK designed without immunomodulatory activity. Nurix is evaluating NX-5948 in a Phase 1 clinical trial in adults with relapsed or refractory B-cell malignancies and expects to present initial clinical data from the Phase 1a portion of the study in the second half of 2023. In addition, Nurix expects to define a dose for Phase 1b cohort expansion. Additional information on the clinical trial can be accessed at www.clinicaltrials.gov (NCT05131022).
•NX-1607: Nurix’s lead drug candidate from its targeted protein elevation portfolio, NX-1607, is an orally bioavailable inhibitor of the E3 ligase Casitas B-lineage lymphoma proto-oncogene B (CBL-B) for immuno-oncology indications including a range of solid tumor types and lymphoma. Nurix is evaluating NX-1607 in an ongoing, Phase 1a dose escalation trial in monotherapy and in a combination cohort utilizing Paclitaxel in adults in a range of oncology indications and expects to present clinical data from the Phase 1a portion of the study and to define a dose for Phase 1b cohort expansion in the second half of 2023. Additional information on the clinical trial can be accessed at www.clinicaltrials.gov (NCT05107674).
•NX-0479/GS-6791: GS-6791 (previously NX-0479) is a potent, selective, oral IRAK4 degrader. Degradation of IRAK4 by GS-6791 has potential applications in the treatment of rheumatoid arthritis and other inflammatory diseases. Nurix’s partner, Gilead, is responsible for conducting IND-enabling studies and advancing this program to clinical development.
•Continued advancement of strategic collaborations with Gilead Sciences and Sanofi: Nurix expects to continue to achieve substantial research collaboration milestones throughout 2023 from its collaborations with Gilead Sciences and Sanofi.
*Expected timing of events throughout this press release is based on calendar year quarters.
Fiscal Second Quarter 2023 Financial Results
Revenue for the three months ended May 31, 2023, was $30.7 million compared to $11.4 million for the three months ended May 31, 2022. The increase was primarily due to the receipt of $20 million related to the license option exercise payment from Gilead.
Research and development expenses for the three months ended May 31, 2023, were $45.8 million compared to $47.5 million for the three months ended May 31, 2022. The decrease was primarily related to a decrease in research related costs as we concluded certain studies and sponsored research agreements and a decrease in contract manufacturing as we stabilize the supply needed for our clinical trials, offset by an increase in compensation and related personnel costs and in non-cash stock-based compensation expense. There was also an increase in facility and other costs primarily driven by additional investments in information technology and expenses related to our leases of office and laboratory space.
General and administrative expenses for the three months ended May 31, 2023, were $11.7 million compared to $9.7 million for the three months ended May 31, 2022. The increase was primarily related to an increase in compensation related expenses and non-cash stock-based compensation expense and an increase in outside consulting and professional service costs.
Net loss for the three months ended May 31, 2023, was $24.3 million, or ($0.45) per share, compared to a net loss of $45.4 million for the three months ended May 31, 2022, or ($1.01) per share.
Cash, cash equivalents and marketable securities was $308.6 million as of May 31, 2023, compared to $325.6 million as of February 28, 2023.

About Nurix Therapeutics, Inc.
Nurix Therapeutics is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of medicines based on the modulation of cellular protein levels as a novel treatment approach for cancer and other challenging diseases. Leveraging extensive expertise in E3 ligases together with proprietary DNA-encoded libraries, Nurix has built DELigase, an integrated discovery platform, to identify and advance novel drug candidates targeting E3 ligases, a broad class of enzymes that can modulate proteins within the cell. Nurix’s drug discovery approach is to either harness or inhibit the natural function of E3 ligases within the ubiquitin-proteasome system to selectively decrease or increase cellular protein levels. Nurix’s wholly owned, clinical stage pipeline includes targeted protein degraders of Bruton’s tyrosine kinase, a B-cell signaling protein, and inhibitors of Casitas B-lineage lymphoma proto-oncogene B, an E3 ligase that regulates activation of multiple immune cell types including T cell and NK cells. Nurix is headquartered in San Francisco, California. For additional information visit http://www.nurixtx.com.
Forward Looking Statements
This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When or if used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will,” and similar expressions and their variants, as they relate to Nurix, may identify forward-looking statements. All statements that reflect Nurix’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding Nurix’s future financial or business performance; Nurix’s future plans, prospects and strategies; Nurix’s current and prospective drug candidates; the planned timing and conduct of Nurix’s clinical trial programs for our drug candidates; the planned timing for the provision of clinical updates and findings from Nurix’s clinical studies; the potential advantages of Nurix’s DELigase™ platform and drug candidates; and the extent to which Nurix’s scientific approach and DELigase™ platform may potentially address a broad range of diseases. Forward-looking statements reflect Nurix’s current beliefs, expectations, and assumptions regarding the future of Nurix’s business, its future plans and strategies, its development plans, its preclinical and clinical results, future conditions and other factors Nurix believes are appropriate in the circumstances. Although Nurix believes the expectations and assumptions reflected in such forward-looking statements are reasonable, Nurix can give no assurance that they will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause Nurix’s actual activities and results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties include, but are not limited to: (i) risks and uncertainties related to Nurix’s ability to advance its drug candidates, obtain regulatory approval of and ultimately commercialize its drug candidates; (ii) the timing and results of preclinical studies and clinical trials; (iii) Nurix’s ability to fund development activities and achieve development goals; (iv) the impact of macroeconomic conditions, including inflation, increasing interest rates, volatile market conditions, instability in the global banking system, and global events, including the ongoing war in Ukraine, on Nurix’s business, clinical trials, financial condition, liquidity and results of operations; (v) Nurix’s ability to protect intellectual property and (vi) other risks and uncertainties described under the heading “Risk Factors” in Nurix’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2023, and other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. The statements in this press release speak only as of the date of this press release, even if subsequently made available by Nurix on its website or otherwise. Nurix disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.
Contacts:

Investors:	Media:
Silinda Neou	Aljanae Reynolds
Nurix Therapeutics	Wheelhouse Life Science Advisors
ir@nurixtx.com	areynolds@wheelhouselsa.com

Elizabeth Wolffe, Ph.D.
Wheelhouse Life Science Advisors
lwolffe@wheelhouselsa.com

Nurix Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2023	2022	2023	2022
Revenue:
Collaboration revenue	$10,676	$11,432	$23,361	$21,053
License revenue	20,000	—	20,000	—
Total revenue	30,676	11,432	43,361	21,053
Operating expenses:
Research and development	45,763	47,493	91,579	90,630
General and administrative	11,678	9,654	21,499	18,882
Total operating expenses	57,441	57,147	113,078	109,512
Loss from operations	(26,765)	(45,715)	(69,717)	(88,459)
Interest and other income, net	2,488	314	4,707	525
Net loss	$(24,277)	$(45,401)	$(65,010)	$(87,934)
Net loss per share, basic and diluted	$(0.45)	$(1.01)	$(1.20)	$(1.96)
Weighted-average number of shares outstanding, basic and diluted	54,259,045	44,898,409	54,144,909	44,797,235

Nurix Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	May 31, 2023	November 30, 2022
Assets
Current assets:
Cash and cash equivalents	$58,958	$64,474
Marketable securities, current	222,219	244,667
Prepaid expenses and other current assets	8,837	9,308
Total current assets	290,014	318,449
Marketable securities, non-current	27,463	63,879
Operating lease right-of-use assets	9,941	12,345
Property and equipment, net	18,495	17,163
Restricted cash	901	901
Other assets	3,810	4,022
Total assets	$350,624	$416,759
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,525	$5,064
Accrued expenses and other current liabilities	18,091	22,428
Operating lease liabilities, current	5,583	5,530
Deferred revenue, current	44,063	37,633
Total current liabilities	72,262	70,655
Operating lease liabilities, net of current portion	3,758	6,434
Deferred revenue, net of current portion	14,683	35,974
Total liabilities	90,703	113,063
Stockholders’ equity:
Common stock	48	47
Additional paid-in-capital	728,038	709,220
Accumulated other comprehensive loss	(1,903)	(4,319)
Accumulated deficit	(466,262)	(401,252)
Total stockholders’ equity	259,921	303,696
Total liabilities and stockholders’ equity	$350,624	$416,759